BLUEGREEN VACATIONS HOLDING CORPORATION

REPORTS SIMPLER, “PURE” HOLDING COMPANY

STRUCTURE AND FINANCIALS

FORT LAUDERDALE, Florida – March 1, 2021 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation) ("BVH" or the “Company") reported today its financial results for the quarter and year ended December 31, 2020.  As a result of the previously disclosed spin-off of BVH’s other businesses and investments on September 30, 2020 (which are now reported as discontinued operations), the primary asset of BVH is its ownership of approximately 93% of the outstanding common stock of Bluegreen Vacations Corporation (“Bluegreen”), a leading vacation ownership company that markets and sells vacation ownership interests (“VOIs”) and manages resorts in popular leisure and urban destinations.

Balance Sheet at December 31, 2020:

•	Unrestricted cash of $221.1 million.
•	Total consolidated assets of $1.3 billion.
•	Total shareholders’ equity of $262.7 million.
•	Fully diluted book value per share of $13.60. (1)
(1)	Fully diluted book value per share is shareholders’ equity divided by the total number of shares of BVH’s Class A Common Stock and Class B Common Stock outstanding as of December 31, 2020.

“While Bluegreen Vacations Holding Corporation, formerly known as BBX Capital Corporation, had a long history of multiple diverse investments, the fourth quarter of 2020 marked a new beginning for BVH when its sole investment became its ownership of Bluegreen Vacations,” commented Alan B. Levan, Chairman and Chief Executive Officer of both Bluegreen Vacations Holding Corporation and Bluegreen Vacations. “Following the spin-off on September 30, 2020 of all non-hospitality related assets, BVH retained only its ownership interest of approximately 93% of Bluegreen Vacations. We believe that the spin-off reflected our commitment to the strategy of building long term value for our shareholders, and by creating essentially a ‘pure play’ holding company, offered us the opportunity to focus on maximizing the value of our investment in Bluegreen.

“Simply stated, we hope that BVH’s simpler, ‘pure,’ holdco structure and financials facilitates a clearer analysis for the investment community, and expect that as the market better understands BVH, its valuation will more closely track that of Bluegreen. For detailed information and financials, we invite readers to view the BVH and/or Bluegreen Form 10-K’s at their respective websites listed below in this release,” Levan concluded.

Fourth Quarter 2020 Highlights:

•	Net income from continuing operations attributable to shareholders was $9.1 million.
•	Earnings Per Share (“EPS”) from continuing operations was $0.47.
•	Adjusted EBITDA from continuing operations attributable to shareholders was $17.9 million.
•	Total revenue from continuing operations was $151.2 million.
•

Bluegreen’s system-wide sales of vacation ownership interests (“VOIs”) increased to $112.2 million in the current year fourth quarter from $104.3 million in the third quarter of 2020, but decreased from $155.5 million in the prior year quarter.

•

The current year quarter’s results were adversely affected by the economic impact of the COVID-19 pandemic. In response to the pandemic, Bluegreen had temporarily closed all of its VOI sales centers in the last week of March 2020 but by December 31, 2020, Bluegreen:

o	was operating marketing kiosks at 98 Bass Pro Shops and Cabela’s stores, including 10 new Cabela’s locations;
o	had reactivated the Choice Hotels call transfer program;
o	had reopened all of its resorts (resort occupancy rates for the fourth quarter of 2020 at resorts with sales centers was approximately 71%, compared to 80% in the fourth quarter of 2019);
o	and reopened all but two of its VOI sales centers.
•	Bluegreen’s Average sale price per transaction increased 12% and average sales volume per guest (“VPG”) increased 8% in the current year quarter compared to the fourth quarter of 2019.
•	Bluegreen completed a private offering and sale of approximately $131.0 million of VOI receivable-backed notes in October 2020.
•	BVH’s corporate overhead including interest was $2.3 million in the fourth quarter of 2020.

Full Year 2020 Highlights can be found in the following tables below.

Bluegreen Reported

Alan B. Levan, Chairman, President and Chief Executive Officer of Bluegreen, commented, “We continue to be encouraged by the results of our ongoing focus on safely reopening our resorts and our sales and marketing operations after closing substantially all of these operations in March 2020 in response to the COVID-19 pandemic.  We are very pleased with the pace of the rebound in our fourth quarter system-wide sales of VOIs, which at $112.2 million increased 7.6% from our system-wide sales of $104.3 million in the third quarter of 2020. In addition, our total revenue in the fourth quarter increased 4.6% from the third quarter of 2020.  We believe that these were positive developments not only because they were achieved despite the continued impact of the COVID-19 pandemic, but also because the fourth quarter typically is a seasonally lower volume quarter than the third quarter.  We believe that our consistent strategy for the past 27 years of having a primarily “drive-to” network of resorts has helped us achieve good levels of occupancy despite the pandemic, achieving a 71% total occupancy rate in the fourth-quarter 2020 at our resorts with sales centers, compared to 80% during the same period last year. Further, the Company posted its second quarter of consecutive profitability post-pandemic, generating $19.8 million in consolidated adjusted EBITDA attributable to shareholders and $7.0 million in net income attributable to shareholders in the fourth quarter.  While there continues to be challenges ahead, these results are indicative of what we hope to continue to deliver through the “Bluegreen Renewal” initiative. Launched in fourth quarter of 2019, Bluegreen Renewal is a Company-wide initiative with the goal of revitalizing our sales and revenue growth and better managing our expenses. We believe that these initiatives have helped us navigate the ongoing COVID-19 pandemic and believe that this focus on growth and expense management positions us to profitably grow in the future after the impact of the pandemic subsides. However, it goes without saying that this continues to be an unprecedented event in the United States, and it is currently impossible to predict the duration or severity of the pandemic or if and when the economy and our business will return to pre-pandemic levels.”

Mr. Levan continued, “As discussed in more detail in a separate press release, starting in the fourth quarter of 2019 and throughout 2020, we have redesigned and enhanced our sales and marketing infrastructure as part of the Bluegreen Renewal initiative investing in refreshing the physical appearance of our sales centers and marketing materials throughout the Company and our strategy includes pursuing a regional focus with each region led by senior vice presidents, each of whom have over 20 years of timeshare sales and marketing experience.  In addition, we relocated our national sales leadership to Knoxville, TN, a central hub to Bluegreen’s sales and marketing footprint, headed by industry-veteran, Dusty Tonkin, as Bluegreen’s Executive Vice President, Chief Sales and Marketing Officer.  Most importantly, we believe this strategy has made Bluegreen more agile to take advantage of opportunities for sales and marketing expansion in each region as market conditions allow.”

Mr. Levan concluded, “We are also pleased to report the continuing rebound in our vacation package sales despite the COVID-19 pandemic.  We sold over 43,000 vacation packages in the fourth quarter, compared to approximately 55,000 in the fourth quarter of 2019.  We’ve recommenced our marketing operations at 98 Bass Pro Shops and Cabela’s stores, including opening marketing kiosks at 10 new Cabela’s stores, and anticipate operating marketing kiosks in over 120 Bass Pro and Cabela’s store locations by the end of 2021.  The Bass Pro/Cabela’s vacation package program now exceeds pre-pandemic volumes in the aggregate, and we look forward to the growth in VOI sales that we hope will follow from the growth in package sales.  We also value our relationship with Choice Hotels and the historically successful call-transfer program with Choice.  While this program continues to run at volumes commensurate with lower travel due to COVID-19, we believe that volumes of vacation packages sold through this program will return to historical levels as travel recovers.”

The following table sets forth selected financial data (1) for Bluegreen for the three months and year ended December 31, 2020 (dollars in millions):

	For the Three Months Ended December 31,					For the Year Ended December 31,
	2020		2019		% Change	2020		2019		% Change

Sales of vacation ownership interests ("VOIs")		$60.6		$69.0		(12)%	$174.0		$255.4		(32)%
System-wide sales of VOIs		$112.2		$155.5		(28)%	$367.0		$619.1		(41)%
Fee-based sales commissions		$25.3		$46.8		(46)%	$90.0		$207.8		(57)%
Other fee-based services revenue		$28.3		$31.2		(9)%	$111.8		$125.2		(11)%
Income before non-controlling interest and provision for income taxes		$12.5		$15.7		(20)%	$18.8		$58.3		(68)%
Adjusted EBITDA attributable to Bluegreen's shareholders (2)		$19.8		$30.0		(34)%	$49.4		$121.8		(59)%
Free cash flow (2)		$24.8		$14.3		73%	$70.8		$46.1		54%

(1)

This Selected Financial Data reflects the financial results of Bluegreen and does not adjust any of the applicable financial metrics, such as Adjusted EBITDA Attributable to Shareholders, to account for the noncontrolling interest in Bluegreen reflected in BVH’s consolidated financial statements as a result of BVH’s approximate 93% ownership interest in Bluegreen.

(2)

See the supplemental tables included in this release for a reconciliation of Bluegreen’s net income attributable to shareholders to Adjusted EBITDA attributable to Bluegreen’s shareholders and of Bluegreen’s free cash flow to net cash provided by operating activities.

Bluegreen’s Segment Results

Bluegreen’s Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2020	2019	Change		2020	2019	Change

System-wide sales of VOIs	$112.2	$155.5	(27.8)%		$367.0	$619.1	(40.7)%
Segment adjusted EBITDA	$22.5	$35.2	(36.1)%		$46.9	$143.6	(67.3)%
Sales offices	24	26	(7.7)%		24	26	(7.7)%
Sales offices selling to new prospects	18	19	(5.3)%		18	19	(5.3)%
Guest Tours	37,779	56,662	(33.3)%		120,801	235,842	(48.8)%
Average sales price per transaction	$17,213	$15,359	12.1%		$16,586	$15,307	8.4%
Selling and marketing expenses, as a % of system-wide sales of VOIs	55.1%	53.4%	170	bp	59.2%	51.9%	730	bp
Sales to tour conversion ratio	17.3%	18.0%	(70)	bp	18.4%	17.3%	110	bp
Sales volume per guest ("VPG")	$2,976	$2,758	7.9%		$3,046	$2,642	15.3%
Number of Bass Pro and Cabela's marketing locations	98	83	18.1%		98	83	18.1%
Number of vacation packages outstanding, beginning of the period (1)	134,619	163,205	(17.5)%		169,294	163,100	3.8%
Number of vacation packages sold	43,632	54,898	(20.5)%		131,970	205,161	(35.7)%
Number of vacation packages outstanding, end of the period (1)	121,915	169,294	(28.0)%		121,915	169,294	(28.0)%
Provision for loan losses	17.5%	19.0%	(150)	bp	24.7%	17.9%	680	bp
Cost of VOIs sold	8.0%	6.2%	180	bp	7.8%	8.6%	(80)	bp
Financing revenue, net of financing expense	$15,226	$15,353	(0.8)%		$61,883	$60,454	2.4%

(1)

Excludes vacation packages sold to customers more than one year prior to the period presented and vacation packages sold to customers who had already toured but purchased an additional vacation package.

Bluegreen’s System-wide sales of VOIs

System-wide sales of VOIs were $112.2 million during the three months ended December 31, 2020.   As discussed above, all of Bluegreen’s VOI sales centers were temporarily closed on March 23, 2020.  By the fourth quarter of 2020, Bluegreen reopened all but two of its VOI sales centers and one of those two VOI sales centers was consolidated into another sales center due to local occupancy restrictions. System-wide sales of VOIs depend on the number of guests who attend a timeshare sale presentation, with each such guest counted as a “tour”, that Bluegreen can potentially convert into a sale of a VOI.  The number of guest tours is driven by the number of existing owner guests Bluegreen has staying at a resort with a sales center and the number of new guest arrivals that agree to attend a sales presentation. As a result of the COVID-19 pandemic, the number of guests and owners willing to travel decreased significantly, which lowered the number of completed tours.    As a result, the sales mix for the fourth quarter of 2020 was heavily weighted toward sales to existing owners at 63% of system-wide sales of VOIs.

Bluegreen’s Fee-based sales commission revenue

Fee-based sales commission revenue was $25.3 million, approximately 65% of third-party VOI sales during the current fourth year quarter.  Third-party VOI sales were 35% of system-wide sales during the quarter, which was lower than is typical. Third-party VOI sales which are more often made at sales centers selling to new prospects were more significantly impacted by the COVID-19 pandemic.

Bluegreen’s Selling and Marketing Expenses

Selling and marketing expenses were 55% of system-wide sales of VOIs during the current year fourth quarter as compared to 53% during the prior year quarter.  As of December 31, 2020, Bluegreen had recommenced marketing operations at 88 Bass Pro and Cabela’s locations and marketing operations commenced at 10 additional Cabela’s stores, for a total of 98 Bass Pro Shops and Cabela’s stores.  These stores sell vacation packages to drive marketing guests to sales offices in the future.  In addition, Bluegreen restarted its call transfer marketing program with Choice Hotels, although the volume of packages sold through the program continue to be adversely impacted by the COVID-19 pandemic.

During the fourth quarter of 2020, Bluegreen sold 43,632 vacation packages, compared to 54,898 vacation packages sold in the fourth quarter of 2019.   This decrease reflects lower vacation package sales through the Choice program and other programs that were reduced or terminated, partially offset by an increase of 7% in vacation package sales through the Bass Pro and Cabela’s channel.  The active pipeline of frontline vacation packages decreased to 121,915 at December 31, 2020 from 134,619 at September 30, 2020 and 169,294 at December 31, 2019, based on new vacation package sales during the quarter and net of vacation packages used or expired.  Historically, approximately 42% of vacation packages resulted in a timeshare tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase.  In addition to the active pipeline discussed above, Bluegreen also has a pipeline of vacation packages from customers who have already toured but purchased an additional vacation package and over 100,000 vacation packages that were purchased over 12 months prior to December 31, 2020.  Bluegreen has several programs in place to attempt to reactivate those vacation packages to promote future travel and in turn potential future VOI sales.

As recently announced, Bluegreen returned as the entitlement sponsor for The Bluegreen Vacations Duel At DAYTONA, a pair of 150-mile qualifying races for the DAYTONA 500 at Daytona International Speedway.  Bluegreen believes that this sponsorship and other aspects of its relationship with NASCAR provide Bluegreen’s owners with experiences at NASCAR races that will be a driver of additional upgrade sales as well as to provide Bluegreen an opportunity to introduce its resorts and destinations to NASCAR fans.

Bluegreen’s Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non-fee-based sales during the period and changes in Bluegreen’s estimates of future notes receivable performance for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was 18% during the fourth quarter of 2020 compared to 19% during the 2019 quarter. The provision for new loans generated during the fourth quarter of 2020 was 24%, which was consistent with the prior year quarter.

The COVID-19 pandemic has had a material adverse impact on unemployment in the United States and economic conditions in general and the impact may continue for some time.  Bluegreen believes that the COVID-19 pandemic will continue to have an impact on the collectability of its VOI notes receivable.  Accordingly, Bluegreen increased its estimate of defaults for the 2021 year based on its historical experience, forbearance requests received from its customers, and other factors, including, but not limited to, the seasoning of the notes receivable and FICO scores of the customers; however there is no assurance that the allowance for loan losses will prove to be adequate.

Bluegreen continues to monitor and address the activity of so-called third-party timeshare exit firms and aggressively pursue its previously announced “zero tolerance strategy” in an effort to protect Bluegreen’s timeshare owners against the unscrupulous actions of these firms.  Some of these firms have increased their activities during the COVID-19 pandemic and Bluegreen will continue to consider appropriate courses of action regarding this industry-wide issue.  As previously announced, Bluegreen and the bankruptcy trustee for American Resort Management Group (“ARMG”), one of the so-called timeshare exit firms, ultimately entered into a court-approved settlement in connection with Bluegreen’s suit against ARMG, which allowed  100% of Bluegreen’s claims against ARMG in an amount in excess of one million dollars.    Bluegreen and the Trustee consider this matter a victory for the timeshare owners. In this regard, Bluegreen has agreed to work with the timeshare owners defrauded by ARMG to take back or process transfers of their timeshare interests. Bluegreen has also agreed to subordinate its claims against ARMG to the claims against ARMG by the timeshare owners, who have sought refunds of the fees paid to ARMG.

Bluegreen’s Net Carrying Cost of Inventory

Net carrying cost of inventory increased $2.3 million or 45% in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to decreased rentals of developer inventory and decreased sampler stays due to decreased travel associated with the COVID-19 pandemic and increased maintenance fees and developer subsidies associated with our increase in VOI inventory as a result of reduced sales during the period.

Bluegreen’s General and Administrative Expense

General and Administrative Expense related to Bluegreen’s sales and marketing operations decreased $1.5 million or 15% as compared to the fourth quarter of 2019, primarily due to steps taken by Bluegreen to mitigate costs during this period of reduced sales.

Bluegreen’s Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable decreased 3.7% to $19.3 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily reflecting lower notes receivable balances as a result of lower VOI sales due to the COVID-19 pandemic.  Interest expense on receivable-backed notes payable decreased 17.7% to $4.2 million in the fourth quarter of 2020 compared to the fourth quarter of 2019, primarily due to lower outstanding receivable-backed debt balances and a lower weighted-average cost of borrowings due to lower market interest rates.

Bluegreen’s Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change

Resort operations and club management revenue	$43.7	$42.0	4.0%	$168.6	$174.9	(3.6)%
Segment adjusted EBITDA	$16.0	$14.9	7.4%	$65.4	$59.9	9.2%
Resorts managed	49	49	—%	49	49	—%

In the fourth quarter of 2020, resort operations and management club revenue increased by $1.7 million, or 4%, to $43.7 million from $42.0 million in the prior year quarter, due to an increase in cost reimbursement revenue while not impacting segment adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenues decreased 4% as a result of decreases in revenues from our Traveler Plus program, other owner programs, resort retail operations and third-party rental commissions largely, Bluegreen believes, as a result of lower activity due to the COVID-19 pandemic. However, segment adjusted EBITDA increased 7% to $16.0 million in the fourth quarter of 2020 from $14.9 million in the comparable prior year period, driven primarily by lower costs incurred during the fourth quarter of 2020 due to steps taken in the first quarter of 2020 to reduce costs and lower Traveler Plus program costs, costs of other owner programs and costs of resort retail operations.

Bluegreen’s Corporate and Other

Adjusted EBITDA related to Bluegreen’s Corporate and Other was 7% to $(18.7) million in the fourth quarter of 2020 compared to $(20.2) million in the fourth quarter of 2019, primarily due steps taken in the first quarter of 2020 to reduce costs.

Bluegreen’s Balance Sheet and Liquidity

As of December 31, 2020, Bluegreen’s unrestricted cash and cash equivalents totaled $203.7 million.  Excluding receivable-backed notes payable, Bluegreen’s net debt-to-EBITDA ratio as of December 31, 2020 was 0.16.

Subject to eligible collateral and the terms of the facilities, Bluegreen had approximately $292.0 million of availability under its receivable-backed purchase and credit facilities, and corporate credit line as of December 31, 2020. During 2020, Bluegreen repaid the $60.0 million previously drawn down in March 2020 under its line-of credit as a precautionary measure to provide Bluegreen liquidity due to COVID-19. Further, in October 2020, Bluegreen completed a private offering and sale of approximately $131.0 million of VOI receivable-backed Notes (the "2020-A Term Securitization").  As a result of the 2020-A Term Securitization, availability under Bluegreen’s receivable-backed purchase and credit facilities and corporate credit line increased $82.1 million as of October 8, 2020, subject to eligible collateral and the terms of the facilities, as applicable.

Bluegreen’s Free cash flow, which Bluegreen defines as cash flow from operating activities less capital expenditures, was $70.8 million for 2020, compared to $46.1 million for 2019. The increase in free cash flow was primarily due to a decrease in the settlement payments made to Bass Pro pursuant to the agreement entered into in June 2019.  Bluegreen paid Bass Pro a $20.0 million initial settlement payment in June 2019, as compared to a $4.0 million settlement installment payment made to Bass Pro in January 2020.  In addition, income tax payments decreased $23.1 million, spending on the acquisition and development of inventory decreased $22.5 million and the purchase of property and equipment decreased $16.8 million during 2020 as compared to 2019.  These increases in free cash flow were partially offset by lower cash sales and down payments from customers associated with the closure of VOI sales centers in response to the COVID-19 pandemic.

Additional Information

For more complete and detailed information regarding BVH and its financial results, please see BVH’s Annual Report on Form 10-K for the year ended December 31, 2020, which will be filed with the SEC on or about March 1, 2020 and will be available on the SEC's website, www.sec.gov, and on BVH’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA Attributable to Shareholders, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations Holding Corporation: Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation) is a Florida-based holding company whose sole investment is its approximate 93% ownership interest of Bluegreen Vacations Corporation (NYSE: BXG). For further information, please visit www.BVHcorp.com.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties. Bluegreen Vacations Corporation is approximately 93% owned by Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (formerly BBX Capital Corporation), a Florida-based holding company. For further information about Bluegreen Vacations Corporation, please visit www.BluegreenVacations.com.

Bluegreen Vacations Holding Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193 Email: Leo.Hinkley@BVHcorp.com

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks that the market value of BVH’s common stock may differ significantly and adversely from the market value of Bluegreen’s common stock; the risk that BVH’s overhead and other expenses may be greater than expected; the risk that the spin-off of BBX Capital, Inc. may not result in the benefits anticipated for BVH and that BVH may not be successful in its efforts to maximize the value of its investment in Bluegreen for the benefit of BVH’s shareholders; the risk that, while BVH has cash and cash equivalents expected to be sufficient to meet its obligations for approximately two years, BVH will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods and that Bluegreen has suspended its payment of regular quarterly dividends in light of the COVID-19 pandemic and there is no assurance that Bluegreen will resume the payment of regular quarterly dividends or otherwise pay dividends in the future; risks relating to Bluegreen’s business and operations, including risks relating to public health issues, including in particular the COVID-19 pandemic and the effects of the pandemic, including resort closures, travel and business restrictions, volatility in the international and national economy and credit markets, worker absenteeism, quarantines and other health related restrictions; the length and severity of the COVID-19 pandemic and Bluegreen’s ability to successfully resume full business operations thereafter; governmental and agency orders, mandates and guidance in response to the COVID-19 pandemic and the duration thereof, which is uncertain and will impact Bluegreen’s ability to fully utilize resorts, operate sales centers and engage in other marketing activities; the pace of recovery following the COVID-19 pandemic; the risk that Bluegreen’s resorts and sales operations,  including those at Bass Pro and Cabela’s store locations, may be subject to additional closures in the future, particularly in locations where COVID-

19 cases have increased; competitive conditions; our and Bluegreen’s liquidity and the availability of capital; Bluegreen’s ability to successfully implement its strategic plans and initiatives to navigate the COVID-19 pandemic; risks that Bluegreen’s default rates may increase and exceed expectations, including due to the impact on consumers of the COVID-19 pandemic and if Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful; risks related to our and Bluegreen’s indebtedness, including the potential for accelerated maturities and debt covenant violations; the risk of heightened litigation as a result of actions taken in response to the COVID-19 pandemic; we and Bluegreen have suspended the payment of regular quarterly cash dividends due to the impact of the COVID-19 pandemic, and dividends may not be paid at historical rates or at all; the impact of the COVID-19 pandemic on Bluegreen’s consumers, including their income, their level of  discretionary spending both during and after the pandemic, and their views towards travel and the vacation ownership industries; the risk that Bluegreen’s resort management fees and  finance operations may not continue to generate recurring sources of cash during or following the pandemic to the extent anticipated or at all; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program and its relationship with NASCAR and sponsorship of the Duel at Daytona race, may not result in the benefits anticipated, including increased VOI sales and that sales from the Choice Hotels program may not return to pre-pandemic levels; the risk that the improvement in operating results in the fourth quarter of 2020 compared to the third quarter of 2020 may not be maintained or continue; the risk that vacation package sales may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that Bluegreen’s allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future; our and Bluegreen’s ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth; risks relating to the Bluegreen Renewal initiative, including that it may not lead to increased sales or profitability when expected or at all; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, those described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which is expected to be filed on or about March 1, 2021. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.  In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	As of December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$221,118	335,846
Restricted cash ($20,469 and $22,534 in VIEs at December 31, 2020
and December 31, 2018, respectively)	35,986	49,896
Notes receivable	551,393	589,198
Less: Allowance for loan loss	(142,044)	(140,630)
Notes receivable, net ($292,021 and $292,590 in VIEs
at December 31, 2020 and December 31, 2019, respectively)	409,349	448,568
Vacation ownership interest ("VOI") inventory	347,122	346,937
Property and equipment, net	90,049	99,670
Intangible assets, net	61,431	61,515
Operating lease assets	34,415	21,498
Other assets	50,649	68,477
Discontinued operations total assets	—	360,861
Total assets	$1,250,119	1,793,268
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$10,559	16,662
Deferred income	15,745	18,074
Escrow deposits	13,435	22,711
Other liabilities	80,536	99,320
Receivable-backed notes payable - recourse	38,500	78,569
Receivable-backed notes payable - non-recourse (in VIEs)	355,833	344,246
Note payable to BBX Capital, Inc.	75,000	—
Notes payable and other borrowings	138,386	146,160
Junior subordinated debentures	138,177	137,254
Operating lease liabilities	35,904	22,957
Deferred income taxes	85,314	89,855
Discontinued operations total liabilities	—	173,381
Total liabilities	987,389	1,149,189
Commitments and contingencies (See Note 12)
Redeemable noncontrolling interest	—	4,009
Shareholders' Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 15,624,091 in 2020 and 15,106,067 in 2019	156	151
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,693,596 in 2020 and 3,191,571 in 2019	37	32
Additional paid-in capital	177,104	153,507
Accumulated earnings	10,586	394,551
Accumulated other comprehensive income	—	1,554
Total Bluegreen Vacations Holding shareholders' equity	187,883	549,795
Non-controlling interest	74,847	90,275
Total shareholders' equity	262,730	640,070
Total liabilities and shareholders' equity	$1,250,119	1,793,268

BLUEGREEN VACATIONS HOLDING CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2020	2019	2020	2019
	Unaudited
Revenues:
Sales of VOIs	$60,551	$69,024	$173,997	$255,375
Fee-based sales commission revenue	25,346	46,799	89,965	207,832
Other fee-based services revenue	28,265	31,229	111,823	125,244
Cost reimbursements	17,651	14,956	64,305	63,889
Interest income	19,417	21,456	79,381	85,431
Other revenue	—	—	—	67
Total revenues	151,230	183,464	519,471	737,838
Costs and Expenses:
Cost of VOIs sold	4,863	4,304	13,597	21,845
Cost of other fee-based services	18,327	19,527	79,434	83,440
Cost reimbursements	17,651	14,956	64,305	63,889
Interest expense	9,127	11,153	36,795	45,365
Selling, general and administrative expenses	89,698	120,254	370,935	514,528
Total costs and expenses	139,666	170,194	565,066	729,067
Other (expense) income	(1,365)	(5,042)	(1,179)	(592)
Income (loss) before income taxes	10,199	8,228	(46,774)	8,179
Benefit (provision) for income taxes	2,809	(2,644)	2,368	(7,525)
Net (loss) income from continuing operations	13,008	5,584	(44,406)	654
Discontinued operations
Income (loss) from operations	—	1,952	(41,593)	40,582
(Provision) benefit for income taxes	(233)	1,054	8,834	(9,133)
Net (loss) income from discontinued operations	(233)	3,006	(32,759)	31,449
Net (loss) income	12,775	8,590	(77,165)	32,103
Less: Income attributable to noncontrolling interests - continuing operations	3,872	3,196	8,186	14,636
Less: (Loss) attributable to noncontrolling interests - discontinued operations	—	(59)	(4,822)	(224)
Net (loss) income attributable to shareholders	$8,903	$5,453	$(80,529)	$17,691

Basic (loss) earnings per share from continuing operations	$0.47	$0.13	$(2.82)	$(0.75)
Basic (loss) earnings per share from discontinued operations	(0.01)	0.17	(1.50)	1.71
Basic (loss) earnings per share	$0.46	$0.30	$(4.32)	$0.96
Diluted (loss) earnings per share from continuing operations	$0.47	$0.13	$(2.82)	$(0.75)
Diluted (loss) earnings per share from discontinued operations	(0.01)	0.17	(1.50)	1.71
Diluted (loss) earnings per share	$0.46	$0.30	$(4.32)	$0.96
Basic weighted average number of common shares outstanding	19,318	18,299	18,661	18,526
Diluted weighted average number of common and common equivalent shares outstanding	19,318	18,314	18,661	18,526
Cash dividends declared per Class A common share	$—	$0.06	$—	$0.25
Cash dividends declared per Class B common share	$—	$0.06	$—	$0.25

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended December 31,	For the Year Ended December 31,
	2020	2020
(in thousands)
Net income attributable to shareholders	$9,136	$(52,592)
Net income attributable to the non-controlling interest continuing operations	3,872	8,186
Net Income	13,008	(44,406)
Add: Depreciation and amortization	3,883	15,563
Less: Interest income (other than interest earned on
VOI notes receivable)	(140)	(4,367)
Add: Interest expense - corporate and other	4,922	22,369
Add: Franchise taxes	51	169
Add: (Benefit) provision for income taxes	(2,809)	(2,368)
EBITDA	18,915	(13,040)
Loss on assets held for sale	921	1,247
Add: Severance and other	2,923	9,659
Adjusted EBITDA	22,759	(2,134)
Adjusted EBITDA attributable to the non-controlling interest	(4,821)	(11,055)
Adjusted EBITDA attributable to shareholders	$17,938	$(13,189)

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by Bluegreen’s VOI notes receivable), income and franchise taxes and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, and other items that the Company believes is not representative of ongoing operating results.  Accordingly, the Company excludes certain items such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest) and Bluegreen (in which it owns a 93% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

The following supplemental table presents Bluegreen’s System-wide Sales of VOIs  (1) and a reconciliation of Bluegreen’s Sales of VOIs to its System-wide Sales of VOIs (unaudited) (in thousands):

BLUEGREEN VACATIONS CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Gross sales of VOIs	$73,409	$85,242	$230,938	$311,076
Add: Fee-based sales	38,793	70,239	136,060	308,032
System-wide sales of VOIs (1)	$112,202	$155,481	$366,998	$619,108

(1) System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process it uses to sell its VOI inventory. Bluegreen considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing results as reported under GAAP.

The following supplemental table presents Bluegreen’s free cash flow (2) and a reconciliation of Bluegreen’s cash flows from operating activities to its free cash flow (unaudited) (in thousands):

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

	For the Years Ended December 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$78,552	$70,558
Purchases of property and equipment	(7,704)	(24,475)
Free Cash Flow (2)	$70,848	$46,083

(2) Free cash flow is a non-GAAP measure and is defined by Bluegreen as cash provided by operating activities less capital expenditures for property and equipment. Bluegreen focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and is a supplemental measure of liquidity. Free cash flow should not be considered as an alternative to cash flow from operating activities as a measure of its liquidity. Bluegreen’s computation of free cash flow may differ from the methodology utilized by other companies. Investors are cautioned that the items excluded from free cash flow are a significant component in understanding and assessing the Bluegreen’s financial performance.

The following supplemental table presents Bluegreen’s EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders  (3) and a reconciliation of Bluegreen’s net income attributable to shareholders to its EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders (unaudited) (in thousands):

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands)	2020	2019	2020	2019
Bluegreen net income attributable to its shareholders	$6,952	$10,554	$8,225	$34,851
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	3,371	2,178	7,392	11,273
Bluegreen net income	10,323	12,732	15,617	46,124
Add: Depreciation and amortization	3,883	3,661	15,563	14,113
Less: interest income (other than interest earned on VOI notes receivable)	(96)	(1,754)	(3,484)	(7,191)
Add: Interest expense - corporate and other	3,098	4,471	15,030	19,035
Add: Franchise taxes	51	22	169	193
Add: provision for income taxes	2,139	3,016	3,212	12,140
EBITDA	19,398	22,148	46,107	84,414
Loss (gain) on assets held for sale	921	5,802	1,247	3,656
Add: Severance and other (1)	2,923	4,343	9,659	6,267
Add: Bass Pro settlement	—	—	—	39,121
Adjusted EBITDA	23,242	32,293	57,013	133,458
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(3,435)	(2,330)	(7,596)	(11,670)
Bluegreen adjusted EBITDA attributable to shareholders	$19,807	$29,963	$49,417	$121,788

(3) Bluegreen defines EBITDA as its earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by Bluegreen’s VOI notes receivable), income and franchise taxes and depreciation and amortization.  Bluegreen defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, and other items that Bluegreen believes is not representative of ongoing operating results.  Accordingly, Bluegreen excludes certain items such as severance charges net of employee retention tax credits, incremental costs associated with the COVID-19 pandemic, and amounts accrued or incurred in connection with the Bass Pro settlement in June 2019. Bluegreen defines Adjusted EBITDA Attributable to Shareholders as Bluegreen’s Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders calculations for each period presented, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

Bluegreen considers its EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by Bluegreen to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing Bluegreen’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, Bluegreen’s working capital needs; (ii) Bluegreen’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) Bluegreen’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that Bluegreen considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA, and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, Bluegreen’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.